Exhibit 99.1

LETTER OF LIQUIDATING DISTRIBUTION

June 15, 2012
Re: Distribution under Plan of Liquidation
Dear Vestin Fund III Members:

In accordance with the plan of complete liquidation and dissolution (the “Plan”) of Vestin Fund III, LLC (the “Fund”), which was approved by a majority of the members at a special meeting held on July 2, 2009, we are continuing an orderly liquidation of our assets. Enclosed is your fifth distribution under the Plan.

This liquidating distribution is made to all Fund Members and is in the aggregate amount of $349,970.23.  The enclosed payment represents your portion of the $349,970.23 and was calculated based upon the units you own, which represents your percentage ownership interest in the Fund.

Future distributions will depend upon when we receive proceeds from payoffs of our outstanding real estate loans and the sale of foreclosed properties.

Current information regarding our assets and financial position may be obtained by reviewing our Form 10K for the year ending December 31, 2011, and the Form 10Q for the quarter ending  March 30, 2012, which are available on our web site at www.vestinmortgage.com.  Just click on the Vestin Fund III link located on the left hand side of the home page and look for SEC filings.

Sincerely,

Michael V. Shustek
Chief Executive Officer and Manager
of Vestin Mortgage, LLC., Manager of Vestin Fund III, LLC